EXHIBIT 3.5

                            ARTICLES OF INCORPORATION

                                       OF

          HEMLOCK FEDERAL BANK FOR SAVINGS CHARITABLE FOUNDATION, INC.



     I, the undersigned natural person of the age of eighteen years or more, acting as incorporator, adopt the following Articles of Incorporation pursuant to the General Not For Profit Corporation Act of 1986:

     FIRST: The name of the corporation (which is hereinafter called the "Corporation") is:

HEMLOCK FEDERAL BANK FOR SAVINGS CHARITABLE FOUNDATION, INC.

     SECOND: The Corporation is organized and shall be operated exclusively as a nonstock charitable organization for the following purposes:

     (a) To operate exclusively for charitable purposes, either directly or by contributions to organizations that qualify as exempt organizations under
Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as they now exist or as they may hereafter be amended.

     (b) To provide the aforesaid charitable benefits primarily to persons or charitable organizations located in communities in which Hemlock Federal Bank for Savings has offices.

     (c) To have and to exercise to the extent necessary or desirable for the accomplishment of any of the aforesaid purposes, and to the extent that they are not inconsistent with the charitable purposes of the Corporation, any and all powers conferred upon not for profit corporations by the State of Illinois under the General Not For Profit Corporation Act of 1986.

     THIRD: The registered agent is Maureen G. Partynski, and the address, including


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street and number, of its initial  registered office is: 5700 West 159th Street,
Oak Forest, Illinois 60452.

     FOURTH: The Corporation is not authorized to issue any capital stock. The Corporation shall not have members.

     FIFTH: The period of the Corporation's duration is perpetual.

     SIXTH: The Board of Directors is herein designated "Board of Trustees." The number of trustees constituting the initial Board of Trustees is four (4), and the names and residential addresses, including street number, of the persons who are to serve as the initial trustees until the first annual meeting, or until their successors are elected and qualified, are:

         (1) Maureen G. Partynski           13755 Teakwood Drive
                                            Lockport, Illinois  60441

         (2) Michael R. Stevens             6101 Jacquelyn Court
                                            Tinley Park, Illinois  60477

         (3) __________________             ___________________________
                                            ---------------------------

         (4) __________________             ___________________________
                                            ---------------------------


     The Trustees shall elect their successors and additional trustees in such manner and for such terms as the Bylaws may provide, provided, however,that not more than 50% of the trustees may be current directors of Hemlock Federal Bank for Savings or Hemlock Financial Corporation without the approval of the Office of Thrift Supervision. The number of trustees may be increased or decreased in the manner provided in the Bylaws but shall never be less than three (3) nor more than twenty-five (25).


     SEVENTH: The powers of the Corporation shall be subject to the following terms, provisions and limitations:

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     (a) No part of the net  earnings  of the  Corporation  shall  inure  to the benefit of any member, trustee or officer of the Corporation, or any private person, except that reasonable compensation may be paid for services actually rendered to or for the Corporation, and no member, trustee or officer of the
Corporation,   or  any  private  person  shall  be  entitled  to  share  in  the distribution of any of the corporate assets on dissolution of the Corporation. Except as provided and permitted under Sections 501(h) and 4911 of the Internal Revenue Code of 1986 and the Regulations thereunder, as they now exist or as they may hereafter be amended (hereinafter collectively referred to as "The
Internal  Revenue  Code"),   no  substantial  part  of  the  activities  of  the
Corporation shall be the carrying on of propaganda, or otherwise attempting to influence legislation in the United States, and the Corporation shall not participate in or intervene in (including the publication or distribution of statements) any political campaign on behalf of any candidates for public office in the United States.

     (b) Notwithstanding any other provisions of these Articles, the Corporation shall not conduct or carry on any activities not permitted to be conducted or carried on by an organization exempt under Section 501(c)(3) of The Internal Revenue Code or by an organization, contributions to which are deductible under
Section 170(c)(2) thereof.

     (c) In the event of the liquidation, dissolution or winding up of the Corporation in any manner or for any reason whatever, all of the assets of the Corporation after the payment of the obligations and liabilities of the Corporation shall be transferred to one or more domestic or foreign corporations or associations having a similar or analogous character or purpose as may be selected by the Corporation's trustees; provided further, however, that any transferee corporation shall qualify under the provisions of Section 501(c)(3) of The Internal Revenue Code.

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     EIGHTH:  The  name  and  address,  including  street  and  number,  of  the incorporator are:

                  Maureen G. Partynski               13755  Teakwood Drive
                                                     Lockport, Illinois  60441

     NINTH: The Corporation reserves the right to make from time to time, by the vote or written assent of a majority of its trustees, any amendments to these Articles which may now or hereafter be authorized by law.

     IN WITNESS WHEREOF, the undersigned incorporator has signed these Articles of Incorporation on the ____ day of February, 1997 and has acknowledged the same to be her act.



WITNESS:


-----------------------                       -----------------------------
                                                     Maureen G. Partynski







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